Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Marten Transport, Ltd.

We consent to incorporation by reference in the registration statements (Nos. 333-81494 and 33-75648) on Form S-8 of Marten Transport, Ltd. of our report dated January 22, 2003, relating to the balance sheet of Marten Transport, Ltd. as of December 31, 2002 and the related statements of operations, stockholders’ equity and comprehensive income and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Marten Transport, Ltd.

/s/ KPMG LLP

Minneapolis, Minnesota
March 24, 2003

The consent below was issued by Arthur Andersen LLP in connection with our Form 10-K for the year ended December 31, 2001.  After reasonable efforts, we have been unable to obtain the written consent of Arthur Andersen LLP to our naming it in this document as having certified our financial statements for the year ended December 31, 2001, as required by Section 2-02 of Regulation S-X.  Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 18 of the Securities Exchange Act of 1934 and therefore your right of recovery under that section may be limited as a result of the lack of consent.

Consent of independent public accountants

As independent public accountants, we hereby consent to the incorporation of our report incorporated by reference in this Form 10-K, into the Company’s previously filed Registration Statement Nos. 333-81494 and 33-75648.

/s/ Arthur Andersen, LLP
Arthur Andersen, LLP

Minneapolis, Minnesota
March 25, 2002